File No. 333-21415

                       Securities and Exchange Commission
                             Washington, D.C. 20549
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              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT



                                 BBN Corporation
                                 ---------------
                              (Name of Registrant)



          Massachusetts                                  04-2164398
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   (State of Incorporation)                 (IRS employer identification number)



             150 CambridgePark Drive, Cambridge, Massachusetts 02140
             -------------------------------------------------------
                           (Principal office address)



         Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned hereby requests that the Registration Statement on Form S-8, File Number 333-21415, relating to common stock, par value $1.00 per share (the "Common Stock"), of BBN Corporation be withdrawn, effective immediately. BBN Corporation no longer intends to sell the Common Stock registered thereby.


                                            BBN CORPORATION



                                            By:  /s/ John Montjoy
                                                 ------------------------------
                                                 Name:    John Montjoy
                                                 Title:   Senior Vice President
Dated:  August 5, 1997

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